As filed with the Securities and Exchange Commission on July 21, 2026
Registration No. 333-__________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
PG&E CORPORATION
(Exact name of registrant as specified in its charter)

California	94-3234914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
300 Lakeside Drive
Oakland, CA 94612
(Address of principal executive offices) (zip code)
PG&E CORPORATION 2025 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)
John R. Simon
Executive Vice President, General Counsel and Chief Ethics & Compliance Officer
300 Lakeside Drive
Oakland, CA 94612
(Name and address of agent for service)
(415) 973-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer
☐	Smaller reporting company	☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 (plan information, registrant information, and annual reports furnished to participants in the PG&E Corporation 2025 Employee Stock Purchase Plan (the “Plan”)) will be delivered or cause to be delivered as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by PG&E Corporation (the “Registrant” or the “Company”) with the Commission are incorporated by reference in this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the information incorporated therein by reference from our definitive proxy statement for our 2026 Annual Meeting of Shareholders, filed with the Commission on February 12, 2026;
(b)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than any document or portion thereof that is furnished and not deemed filed under the Exchange Act); and
(c)    The description of the Registrant’s common stock contained in Exhibit 4.1(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any document or portion thereof that is furnished and not deemed filed under the Exchange Act), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
The legality opinion is being given by John R. Simon, Executive Vice President, General Counsel and Chief Ethics & Compliance Officer for the Registrant. Mr. Simon is an employee of the Registrant, owns shares of the Registrant’s common stock, and holds restricted stock units that upon vesting will convert to shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers
The Registrant is a California corporation. Section 317 of the California Corporations Code provides for indemnification of a corporation’s directors and officers under certain circumstances. The Registrant’s amended and restated articles of incorporation authorize the Registrant to provide indemnification of any person who is or was a director, officer, employee or other agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of the predecessor corporation, through the Registrant’s amended and restated bylaws, resolutions of the Registrant’s board of directors, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.
The Registrant’s amended and restated articles of incorporation also eliminate the liability of its directors for monetary damages to the fullest extent permissible by California law.
The Registrant’s Board of Directors has adopted a resolution regarding the Registrant’s policy of indemnification, and the Registrant maintains insurance that insures directors and officers of the Registrant against certain liabilities. In addition, the Registrant has entered into indemnification agreements with some of its current directors and executive officers consistent with the terms of such resolution.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number	Description of the Document
3.1
Conformed Version of Amended and Restated Articles of Incorporation of PG&E Corporation, filed June 22, 2020, as amended by the Certificate of Amendment of Articles of Incorporation of PG&E Corporation, filed May 24, 2022 (incorporated by reference to PG&E Corporation’s Form 10-K dated December 31, 2022 (File No. 1-12609), Exhibit 3.1)

3.2	Bylaws of PG&E Corporation, Amended and Restated as of December 12, 2024 (incorporated by reference to PG&E Corporation’s Form 8-K dated December 12, 2024 (File No. 1-12609), Exhibit 3.1)
4.1
Description of Common Stock (incorporated by reference to the description of common stock in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 1-12609), Exhibit 4.1(a))

5.1	Opinion of John R. Simon, Executive Vice President, General Counsel and Chief Ethics & Compliance Officer for the Registrant
23.1	Consent of John R. Simon (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney
99.1	Registrant’s 2025 Employee Stock Purchase Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement filed April 10, 2025)
107	Filing Fee Table

Item 9.    Undertakings.
A.    The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, provided, however, that clauses (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the 21st day of July 2026.
PG&E CORPORATION
(Registrant)

By	*PATRICIA K. POPPE
Patricia K. Poppe
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
* PATRICIA K. POPPE Patricia K. Poppe	Chief Executive Officer (Principal Executive Officer)	7/21/2026
* CAROLYN J. BURKE Carolyn J. Burke	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	7/21/2026
* STEPHANIE N. WILLIAMS Stephanie N. Williams	Vice President and Controller (Principal Accounting Officer)	7/21/2026
* RAJAT BAHRI Rajat Bahri	Director	7/21/2026
* CHERYL F. CAMPBELL Cheryl F. Campbell	Director	7/21/2026
* EDWARD G. CANNIZZARO Edward G. Cannizzaro	Director	7/21/2026
* KERRY W. COOPER Kerry W. Cooper	Director	7/21/2026
* LEO P. DENAULT Leo P. Denault	Director	7/21/2026
* JESSICA L. DENECOUR Jessica L. Denecour	Director	7/21/2026
* MARK E. FERGUSON III Mark E. Ferguson III	Director	7/21/2026
* W. CRAIG FUGATE W. Craig Fugate	Director	7/21/2026
* ARNO L. HARRIS Arno L. Harris	Director	7/21/2026
* CARLOS M. HERNANDEZ Carlos M. Hernandez	Director	7/21/2026
* JOHN O. LARSEN John O. Larsen	Director	7/21/2026
* PATRICIA K. POPPE Patricia K. Poppe	Director	7/21/2026
* WILLIAM L. SMITH William L. Smith	Director	7/21/2026
* BENJAMIN F. WILSON Benjamin F. Wilson	Director	7/21/2026

/s/ JOHN R. SIMON	7/21/2026
John R. Simon
Attorney-in-Fact, pursuant to the Powers of Attorney filed herewith